Exhibit 10.2

THIRD AMENDMENT TO
HADDRILL EMPLOYMENT AGREEMENT

This Third Amendment to the Employment Agreement (the “Third Amendment”) is made and entered into as of June    , 2006 (the “Effective Date”), by and between Bally Technologies, Inc., a Nevada corporation (the “Company”), and Richard Haddrill (“Haddrill”).

WHEREAS, the Company and Haddrill are parties to that certain Employment Agreement dated as of June 30, 2004, as amended on December 22, 2004 and June 13, 2005 (as amended, “Employment Agreement”) pursuant to which Haddrill is employed as the Company’s Chief Executive Officer;

WHEREAS, the Employment Agreement is scheduled to terminate on October 1, 2007 (the “Original Expiration Date”); and

WHEREAS, the Company and Haddrill desire to further amend the Employment Agreement to grant additional non-statutory stock options and restricted stock and to extend the term of the Employment Agreement until January 1, 2009, in each case, in accordance with and subject to the terms and conditions of this Third Amendment.

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             The Company and Haddrill agree that the term of the Employment Agreement and Haddrill’s employment by the Company is hereby extended until, and that the Employment Agreement shall terminate in accordance with Section 3 thereof on January 1, 2009, unless otherwise terminated as provided in the Employment Agreement or renewed as mutually agreed between the parties. The period commencing on the Original Expiration Date and ending on the date Haddrill’s employment with the Company terminates is referred to herein as the “Extension Term.”

2.             During the Extension Term Haddrill shall continue to serve as Chief Executive Officer of the Company on the terms and conditions described in Section 2 of the Employment Agreement.

3.             During the Extension Term, in consideration of Haddrill’s continued service as Chief Executive Officer, Haddrill shall continue to receive the compensation and benefits currently provided to him on the terms and conditions set forth in Sections 4(a) and (b) of the Employment Agreement, except that effective as of July 1, 2006, (i) Haddrill’s base salary shall be increased to $998,000 per year (rather than $980,000 as currently provided for under the Employment Agreement) and (ii) Haddrill shall be entitled to five weeks of vacation time per year (rather than four weeks as currently provided for under the Employment Agreement).

4.             As soon as practicable following the Effective Date, subject to approval by the Compensation Committee of the Board of Directors of the Company (the “Committee”), the Company shall grant Haddrill additional non-statutory stock options (the “Extension Options”) to acquire 200,000 shares of the Company’s common stock under the Company’s Amended and Restated 2001 Long Term Incentive Plan (the “Plan”), at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined in accordance with the Plan). The Extension Options shall vest and be subject to the terms and conditions set forth on Schedule A-2 hereto.

5.             The Company hereby agrees that, subject to approval by the Committee, Haddrill will be permitted to transfer his outstanding stock options and other equity compensation awards to a trust in which Haddrill and his immediate family members have more than fifty percent of the beneficial interest and that Hadrrill retains the voting power of, for estate planning purposes; provided that any such trust agrees that the awards remain subject to all of their existing terms and conditions and executes documentation reasonably satisfactory to the Company evidencing such agreement.

6.             As soon as practicable following the Effective Date, subject to approval by the Committee, the Company shall grant Haddrill a number of shares of restricted stock under the Plan (the “Extension Restricted Stock”), having a value equal to $1.4 million dollars, as calculated as of the date of grant in accordance with Schedule B-2 hereto. The Extension Restricted Stock shall vest and be subject to the terms and conditions set forth on Schedule B-2 hereto.

7.             The Company hereby confirms that in accordance with the Section 9 of the Employment Agreement, Haddrill shall, subject to applicable law and the Company’s insider trading policy, be entitled to sell the shares of the Company’s common stock acquired by Haddrill pursuant to the Employment Agreement on or before June 30, 2005, at any time after September 30, 2006.

8.             Except as expressly modified by this Third Amendment, the Employment Agreement shall remain unchanged and shall remain in full force and effect.

 [signatures on next page]

IN WITNESS WHEREOF, the Company and Haddrill have duly executed this Third Amendment as of the date first above written.

BALLY TECHNOLOGIES, INC.

By:
Name:
Title:

Richard Haddrill

Schedule A-2

EXTENSION OPTIONS

1.             The Company shall grant to Haddrill, as soon as practicable following the Effective Date, the Extension Options pursuant to the terms of the Plan.

2.             The Extension Options shall vest as follows:  (i) 66,667 shares shall vest on February 28, 2008, (ii) an additional 66,667 shares shall vest on July 31, 2008, and (iii) the final 66,666 shares shall vest on January 1, 2009, in each case, subject to Haddrill’s continuous employment by the Company as Chief Executive Officer through each such date.

3.             If Haddrill’s employment with the Company is terminated under paragraphs 7(b) or 7(c) of the Employment Agreement, and such termination of employment occurs after October 1, 2007, in addition to the other compensation and benefits provided under the Employment Agreement, the vesting of the Extension Options shall be pro-rated through the month in which the date of termination occurs (taking into account that portion of the award that has already vested in accordance with its terms), based upon the number of full months between October 1, 2007 and the date of Haddrill’s termination of employment divided by 15 months.

4.             In addition to the above, notwithstanding any provision of the Employment Agreement, or the Plan to the contrary, in the event of a Change of Control (as defined in the Employment Agreement): (i) if such Change of Control is consummated on or prior to October 1, 2007, and, within one year following such Change of Control Haddrill’s employment with the Company (or any successor) is terminated under paragraphs 7(b) or 7(c) of the Employment Agreement, the Extension Options shall become immediately and fully vested and exercisable effective as of immediately prior to the date of such termination of employment and (ii) if such Change of Control is consummated after October 1, 2007, the Extension Options shall become immediately and fully vested and exercisable effective as of immediately prior to such Change of Control.

5.             Once the Extension Options become vested and exercisable hereunder, they shall remain exercisable until the tenth anniversary of the date of grant thereof without regard to whether Haddrill continues to be employed by the Company prior to or on such date.

6.             Except as described in this Schedule A-2, upon a termination of Haddrill’s employment with the Company (or any successor) for any reason, the unvested portion of the Extension Options at the time of such termination of employment (after giving effect to the pro-rated or accelerated vesting described in this Schedule A-2, if any) shall terminate effective as of the date of termination.

Schedule B-2

EXTENSION RESTRICTED STOCK

1.             The Company shall grant to Haddrill, as soon as practicable following the Effective Date, the Extension Restricted Stock pursuant to the terms of the Plan. The number of shares of common stock subject to the Extension Restricted stock shall be determined by dividing $1.4 million dollars by the average per share closing price of the Company’s common stock on the stock exchange in which the stock is principally traded for the 20 business days immediately prior to the date of the grant or such other method as the parties shall mutually agree to, provided that such method complies with the Plan.

2.             The Extension Restricted Stock shall vest as follows:  (i) 28.6% of the shares shall vest on July 1, 2008 and (ii) the remaining shares shall vest on January 1, 2009, in each case, subject to Haddrill’s continuous employment by the Company as Chief Executive Officer through each such date.

3.             If Haddrill’s employment with the Company is terminated under paragraphs 7(b) or 7(c) of the Employment Agreement, in addition to the other compensation and benefits provided under the Employment Agreement, the vesting of the Extension Restricted Stock shall be pro-rated through the 12-month period following the month in which the date of termination occurs (taking into account that portion of the award that has already vested in accordance with its terms), based upon the number of full months between July 1, 2006 and the date that is 12 months following the date of Haddrill’s termination of employment divided by 30 months.

4.             In addition to the above, notwithstanding any provision of the Employment Agreement, or the Plan to the contrary, in the event of a Change of Control (as defined in the Employment Agreement) the Extension Restricted Stock shall become immediately and fully vested effective as of immediately prior to such Change of Control.

5.             Except as described in this Schedule B-2, upon a termination of Haddrill’s employment with the Company (or any successor) for any reason, the unvested portion of the Extension Restricted Stock at the time of such termination of employment (after giving effect to the pro-rated or accelerated vesting described in this Schedule B-2, if any) shall be forfeited effective as of the date of termination.